EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 33-32612-99 and 333-157040 on Form S-8 of Ashland Inc. of our report dated May 30, 2014, with respect to the statements of net assets available for benefits of the Ashland Inc. Employee Savings Plan as of December 31, 2013 and 2012, the related statement of changes in net assets available for benefits for the year ended December 31, 2013, and the related supplemental schedule of Schedule H, line 4i-schedule of assets (held at end of year) as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 11-K of the Ashland Inc. Employee Savings Plan.

Lexington, Kentucky
May 30, 2014